EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Amendment to the Annual Report (on Form 10-K/A) of Kreisler Manufacturing Corporation of our report dated September 26, 2008 on the consolidated financial statements, which appears in Kreisler Manufacturing Corporation’s Annual Report on Form 10-K for the year ended June 30, 2008.

Roseland, New Jersey

October 17, 2008